STOCK OPTION AGREEMENT

THIS AGREEMENT made the 22nd day of May, 2007.

BETWEEN:

PARK PLACE ENERGY INC., of 1220 – 666 Burrard Street,
Vancouver, British Columbia, V6C 2X8

(herein called the “Company”)

OF THE FIRST PART

AND:

CAESAR BIANCOFIORE, of 2601 East Hastings Street,
Vancouver, British Columbia, V5K 1Z5

(herein called the “Optionee”)

     OF THE SECOND PART

WHEREAS:

A.        The Optionee is a consultant to the Company;

B.        In connection with the services provided by Optionee to the Company, the Optionee is eligible to receive incentive stock options in the Company, on the terms set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the sum of One ($1.00) Dollar now paid by the Optionee to the Company (the receipt and sufficiency whereof is hereby acknowledged), it is hereby agreed by and between the parties as follows:

1.                      In this Agreement, the following terms shall have the following meanings:

(a)	“Expiry Date” means May 21, 2008;

(b)

“Notice of Exercise” means a notice in writing addressed to the Company at its address first recited, which notice shall specify therein the number of Optioned Shares in respect of which the Option is being exercised;

(c)	“Option” means the irrevocable right and option to purchase, from time to time, all or any part of the Optioned Shares granted to the Optionee by the Company pursuant to paragraph 2 hereof;

(d)	“Optioned Shares” means the Shares subject to the Option;

(e)	“Shares” means the common shares in the capital stock of the Company.

2.                      The Company hereby grants to the Optionee as an incentive and in consideration of his services and not in lieu of salary or any other compensation, subject to the terms and conditions hereinafter set forth, the Option to purchase a total of 200,000 Optioned Shares at a price of CAD$0.35 per Optioned Share, exercisable by the Optionee in whole or in part at any time before 5:00 o’clock p.m., Vancouver time, on the Expiry Date.

3.                      The Option shall, at 5:00 o’clock p.m., Vancouver time, on the Expiry Date, forthwith expire and terminate and be of no further force or effect whatsoever.

4.                      In the event of the death of the Optionee on or prior to the Expiry Date, the Option, or such part thereof as remains unexercised, may be exercised by the personal representative of the Optionee at any time prior to 5:00 o’clock p.m., Vancouver time, on the first anniversary of the date of death of the Optionee or prior to 5:00 o’clock p.m., Vancouver time, on the Expiry Date, whichever is the earlier.

5.                      Subject to the provisions hereof, the Option shall be exercisable in whole or in part (at any time and from time to time as aforesaid) by the Optionee or his personal representative giving a Notice of Exercise together with payment (by cash or by certified cheque, made payable to the Company) in full of the purchase price for the number of Optioned Shares specified in the Notice of Exercise.

6.                      Upon the exercise of all or any part of the Option, the Company shall forthwith cause the registrar and transfer agent of the Company to deliver to the Optionee or his personal representative within ten (10) days following receipt by the Company of the Notice of Exercise a certificate in the name of the Optionee or his personal representative representing, in aggregate, the number of Optioned Shares specified in the Notice of Exercise and in respect of which the Company has received payment.

7.                      Nothing herein contained shall obligate the Optionee to purchase any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised his Option in the manner hereinbefore provided.

8.                      In the event of any subdivision, redivision or change of the Shares of the Company at any time prior to the Expiry Date into a greater number of Shares, the Company shall deliver at the time of any exercise thereafter of the option such additional number of Shares as would have resulted from such subdivision, redivision or change if such exercise of the Option had been made prior to the date of such subdivision, redivision or change and the exercise price of the Option shall be adjusted accordingly.

9.                      In the event of any consolidation or change of the Shares of the Company at any time prior to the Expiry Date into a lesser number of Shares, the number of Shares deliverable by the Company on any exercise thereafter of the Option shall be reduced to such number of Shares as would have resulted from such consolidation or change if such exercise of the Option had been made prior to the date of such consolidation or change and the exercise price of the Option shall be adjusted accordingly.

10.                   The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distribution therefrom or thereon) except in respect of which the Option has been properly exercised in accordance with paragraph 5 hereof.

11.                   Time shall be of the essence of this Agreement.

12.                   This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns, and the Optionee and his personal representative to the extent provided in paragraph 4 hereof.

13.                   This Agreement represents the sole grant of stock options in the Company to the Optionee and supersedes and replaces any prior agreements in this regard.

14.                   Subject to paragraph 4, this Agreement shall not be transferable or assignable by the Optionee or his personal representative and the Option may be exercised only by the Optionee or his personal representative.

15.                   If at any time during the continuance of this Agreement, the parties hereto shall deem it necessary or expedient to make any alteration or addition to this Agreement, they may do so by means of a written agreement between them which shall be supplemental hereto and form part hereof.

16.                   In the event of an conflict between the terms and conditions contained herein and the Plan, the terms of the Plan shall govern.

17.                   Wherever the plural or masculine are used throughout this Agreement, the same shall be construed as meaning singular or feminine or neuter or the body politic or corporate where the context of the parties thereto require.

18.                   This Agreement may be executed in several parts in the same form and by facsimile and such parts or facsimiles as so executed shall together constitute one original agreement, and such parts or facsimile, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

PARK PLACE ENERGY INC.

Per:

/s/ David Stadnyk
 Authorized Signatory

/s/ Caesar Biancofiore
CAESAR BIANCOFIORE